Exhibit 99.8.54

FORM N-4, ITEM 24(b)(8.54)

Form of Administrative Services Agreement between

Manning & Napier Fund, Inc. and American United Life Insurance Company

MANNING & NAPIER FUND, INC.

ADMINISTRATIVE SERVICE AGREEMENT

This Agreement (the “Agreement”) dated as of Oct 16th, 2006 between American United Life Insurance Company (“Sub-Administrator” or “Servicing Agent”) and Manning & Napier Advisors, Inc., a registered investment adviser (the “Company”), as amended from time to time.

WHEREAS, the Sub-Administrator provides administrative services comprised of record keeping and reporting and processing services to qualified retirement plans (“Plan” or “Plans”); and

WHEREAS, it is contemplated that an investment adviser, trustee, sponsor or administrative committee of a Plan (“Plan Representative”) will invest on behalf of Plan participants, or offer to Plan participants (“Participants”) the opportunity to invest their assets, in the Manning & Napier Fund, Inc., or a series thereof, (the “Fund”); and

WHEREAS, the Sub-Administrator and the Company desire that the purchase and redemption of each Fund’s shares (“Shares”) be facilitated through one or more master accounts (“Accounts”) with each Fund or its designated transfer agent established by the Sub-Administrator or the Plan Trustee (“Plan Trustee”) in the name of the Plan, in the Sub-Administrator’s or Plan Trustee’s own name, or as nominee; and

WHEREAS, the Company has the power and authority to appoint qualified entities to provide administrative services to it as transfer agent to the Funds; and

WHEREAS, it is the intention of the parties to establish an account using the National Securities Clearing Corporation Fund/SERV System (“Fund/SERV”) that will reflect corresponding transactions and share balances in such account; and

WHEREAS, the Company desires the Sub-Administrator to provide to the Accounts certain administrative services listed on Schedule A hereto (“Administrative Services”) and the Sub-Administrator is willing and able to furnish such Administrative Services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

Article 1.                                   Terms of Appointment

Section 1.1 Subject to the terms and conditions set forth in this Agreement, the Appendix, and the Schedules attached hereto and-made a part hereof, the Company, hereby employs and appoints the Sub-Administrator to act as, and the Sub-Administrator agrees to act as, its Servicing Agent with respect to Shares purchased and held by the Plans.

Section 1.2 The Sub-Administrator shall maintain on behalf of the Plans, one Account with each Fund or its designated transfer agent (if other than the Company) if held in an omnibus manner or multiple Accounts if held in an F/B/O manner for each Plan. The Accounts shall be held in the name of the Sub-Administrator, in its capacity as nominee on behalf of the Plans. The Administrative Services provided by the Sub-Administrator on behalf of the Plans shall not be the responsibility of the Fund or its designated transfer agent.

Section 1.3 The Sub-Administrator agrees to perform the Administrative Services with respect to the Plans and their Participants which make up the Accounts.

Section 1.4 The Sub-Administrator agrees that the Administrative Services are shareholder administrative services and are not investment advisory or distribution related services and that it is not authorized to act as an agent of the Company or the Fund for the purpose of distribution of shares of the Fund.

Section 1.5 The Sub-Administrator shall maintain and preserve all records as required by law to be maintained and preserved in connection with the provision of the services contemplated hereunder. Upon the request of the Company or the Fund, the Sub-Administrator shall provide copies of all records as may be necessary to (a) monitor and review the performance of its activities; (b) assist the Company or the Fund in resolving disputes, reconciling records or responding to an auditor’s inquires; ( c) comply with any request of a governmental body or self-regulatory organization; (d) verify compliance by the Sub-Administrator with the terms of this Agreement; (e) make required regulatory reports; and (f) perform general customer service.

Section 1.6 In addition to the Administrative Services, the Sub-Administrator shall perform such other duties and functions as are reflected in Schedule A, as amended from time to time, signed and dated by both parties hereto. The fees payable to the Sub-Administrator as compensation for the Administrative Services, as amended from time to time, signed and dated by each party hereto.

Section 1.7 The Sub-Administrator’s performance of the Administrative Services, including without limitation the purchase and redemption of Shares in the Funds, will be subject to the terms and conditions set forth in each Fund’s prospectus and statement of additional information.

Section 1.8 The Sub-Administrator represents and warrants to the Company, that it has adequate policies and procedures in place to detect and deter market timing trades (or similar improper trading strategies) by its customers in Shares of the Fund. Sub-Administrator will provide any information reasonably requested by the Company or Distributor in furtherance of the their efforts to prevent improper trading in shares of the Fund.

Article 2.                                     Fees

Section 2.1 For acting as the Servicing agent to the Funds on behalf of the Company and for the performance of Administrative Services to the Funds by the Sub-Administrator pursuant to this Agreement, the Company agrees to pay the Sub-Administrator a fee based upon the net asset value of Shares held by Accounts, as set out in the initial fee schedule attached hereto as Schedule B. The parties agree that all payments for services made by the Company under the Agreement shall be in accordance with an invoice provided to the Company by the Sub-Administrator. The Sub-Administrator shall be solely responsible for performing all work (including the calculation of any fees) necessary to prepare the invoice delivered to the Company hereunder.

Section 2.2 The Company agrees to pay all fees after the receipt and approval of the invoice prepared by the Sub-Administrator with respect to each quarter. The Company shall advise the Sub-Administrator in writing if it disagrees with any information set forth on the invoice; provided that the failure to provide any such writing shall not result in the waiving of any rights of the Sub-Administrator under this Agreement. All payments and invoices to Sub-Administrator shall be sent to:

Linda Kientz, American United Life Insurance Co.
One American Square, P.O. Box 368

1002C

Indianapolis, IN 46206

Or e-mail to Linda.Kientz@oneamerica.com

Article 3.                                     Representations and Warranties of the Company

The Company represents and warrants to the Sub-Administrator that the following are true and will remain true throughout the term of this Agreement.

(a) The Company is a corporation duly organized and existing and in good standing under the laws of the State of New York.

(b) The Company is authorized to enter into and perform this Agreement on behalf of the Funds.

Article 4.                                     Representations, Warranties and Covenants of the Sub-Administrator

The Sub-Administrator represents, warrants and covenants to the Company that the following are true and will remain true throughout the term of this Agreement:

(a)                                 The Sub-Administrator is a corporation duly organized and existing in good standing under the laws of Indiana. To the extent the Sub-Administrator is a fiduciary to any Plan as defined under ERISA, as may be amended from time to time, it shall comply with the requirements of ERISA, including without limitation, those that relate to the receipt of fees.

(b)                               The Sub-Administrator represents that OneAmerica Securities, Inc., its clearing agent is a broker dealer in good standing as defined in the Securities Exchange Act of 1934.

(c)                                   (i) The Sub-Administrator has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement, (ii) the performance of its obligations hereunder does not and will not violate or conflict with any governing document or agreements of the Sub-Administrator or any applicable law, (iii) The Sub-Administrator or its clearing agent is a member in good standing of the NSCC and will abide by the rules and regulations of the NSCC and (iv) maintains sufficient levels of insurance and fidelity bonding consistent with the standards of a prudent sub-administrator and as may be reasonably necessary given its responsibilities under this Agreement. Sub-Administrator represents and warrants to the Fund and the Company that it has adequate policies and procedures in place to detect and deter market timing trades (or similar improper trading strategies) by its customers in shares of the Fund. Sub-Administrator will provide any information reasonably requested by the Company in furtherance of the Company’s efforts to prevent improper trading in shares of the Fund.

(d)                               The Sub-Administrator will deliver to the Company evidence of such authorization as the Company may reasonably require, whether by way of certified resolution or otherwise.

(e)                                The Sub-Administrator shall not, without the written consent of the Company, make representations concerning the Company, its affiliates, the Funds or their Shares except those contained in the then current prospectuses, statements of additional information, and current sales literature approved by the Funds.

(f)                                  The Sub-Administrator shall promptly notify the Company in the event it is unable to perform any of its duties hereunder.

(g)                                At the request of the Company, the Sub-Administrator shall make available copies of all records of Participant-level transactions maintained by the Sub-Administrator as may be reasonably requested by the Company or its transfer agent to ensure compliance with applicable law.

Article 5.                                     Agency

The Company appoints the Sub-Administrator as its agent for the limited purpose of accepting orders for the purchase and redemption of shares of the Funds by the Sub-Administrator on behalf of each Account and providing the Administrative Services described in Schedule A, as amended from time to time. The Sub-Administrator will not hold itself out to the public or engage in any other activity as a distributor for the Funds.

Article 6.                                     Expenses

Subject to the terms contained in Schedule B, the Company shall provide the Sub-Administrator with a sufficient quantity of the Funds’ prospectuses and statements of additional information to be used in connection with the Agreement. The Sub-Administrator shall bear none of the expenses for the costs of registration of the Funds’ Shares, filing of prospectuses or the preparation of any other related statements and notices. The Sub-Administrator shall pay the cost of distributing such materials to the Plans or Participants as set forth in Schedule A of the Agreement.

Article 7.                                     Standard of Care

The Sub-Administrator shall be responsible for the performance of only such duties as are set forth herein. The Sub-Administrator will use reasonable care in providing all services under this Agreement.

Article 8.                                     Indemnification

Section 8.1 The Sub-Administrator agrees to indemnify and hold harmless the Fund, the Company, and its respective trustees, officers, employees, representatives, designees, agents and each person, if any, who controls the Company within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) (collectively, “Indemnitees”) against any actual losses (excluding consequential or special damages), lawsuits, claims, damages or liabilities, including legal fees (collectively, “Loss”) to which an Indemnitee may become subject insofar as such Loss arises out of: (i) the Sub-Administrator’s failure to comply with the terms of this Agreement or the falsity of or breach of any representation, warranty or covenant made by the Sub-Administrator’s failure to comply with the terms of this Agreement; (ii) the Sub-Administrator’s negligence or willful misconduct or that of its employees, agents or contractors in connection herewith, or (iii) any action of the Company or Funds upon instructions believed in good faith by it to have been executed by a duly authorized officer or representative of the Sub-Administrator.

Section 8.2 Promptly after receipt by any Indemnitee under this Article 8 of notice of the commencement of a claim or action that may be covered hereunder (“Claim”), the Indemnitee shall notify the Sub-Administrator of the commencement thereof. As a condition to indemnification hereunder, the Indemnitee shall provide the indemnitor with complete details, documents and pleadings concerning any Claim. The indemnitor will be entitled to participate with the Indemnitee in the defense or settlement of any Claim at the indemnitor’s expense. The Indemnitee may defend any Claim with counsel of its choice, if the Indemnitee shall consent to such counsel. After notice from the indemnitor to the Indemnitee of the indemnitor’s recommendation to settle the Claim, if the claimant agrees to such settlement, then the Indemnitee shall be responsible for all Loss thereafter in excess of the amount of such settlement, plus any expenses incurred after the time of such refusal.

Article 9.                                     Confidentiality

The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement (including disclosing information hereunder to third parties who contractually provide certain delegated administrative services), shall not be disclosed to any third party without consent. The foregoing restrictions shall not apply to information that is publicly available other than through a breach of this agreement, or that is required or requested to be disclosed by any bank or other regulatory .examiner, or auditor of otherwise by applicable law or regulation.

Articles 10.                            Assignment

Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the prior written consent of the other party, but that this Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successor and permitted assigns except that the (a) Sub-Administrator may delegate any of its administrative responsibilities to one or more of its affiliates and (b) the Company may delegate any of its administrative responsibilities to third party service providers.

Articles 11.                            Term and Termination of Agreement

Section 11.1 This Agreement shall become effective upon the valid execution and delivery by the parties hereto and shall continue in effect until terminated as set forth below.

Section 11.2 This Agreement may be terminated (in its entirety or with respect to one or more Funds) by either party hereto at any time upon at least one hundred twenty (120) days’ written notice. The termination of this Agreement by the Company with respect to one or more Funds shall not operate to terminate this Agreement with respect to the remaining Funds. The Company reserves the right in its sole discretion and without prior notice to suspend the sales of Shares of the Funds in any state or jurisdiction, to withdraw entirely, or modify the terms of offering of the Funds Shares. Section 1.5 and Articles 2, 8, and 9 shall continue in full force and effect after termination of this Agreement. In addition, this Agreement shall be automatically terminated if: (a) OneAmerica Securities, Inc. ceases to be a member of the NASD or violates any provision of Section 2830 of the NASD Rules of Fair Practice; (b) Sub-Administrator or its clearing agent ceases to be a bank as defined in Article 4 above; (c) Sub-Administrator ceases to be a member of NSCC/Fundserv; or (d) the Sub-Administrator materially breaches an obligation it has pursuant to this Agreement.

Section 11.3 After termination of this Agreement by the Company, no fee shall be due with respect to any Shares that are purchased and held by the Accounts after the date of termination. However, notwithstanding any such termination, the Company will remain obligated to pay the Sub-Administrator the fee as to each Share that was considered in the calculation of the fees as of the date of termination for so long as such Shares are held by the Accounts and the Sub-Administrator continues to provide services to the Accounts by reason of a contractual relationship with the Plan Representative. This Agreement, or any provision thereof, shall survive the termination to the extent necessary for each party to perform its obligations with respect to Shares for which a fee continues to be due subsequent to such termination. The parties hereto acknowledge that the Fund may refuse to sell Shares to any person, or suspend or terminate the offering of the Shares if such action is required by law or by regulatory authorities having jurisdiction or in the sole discretion of the management of the Fund.

Article 12.                                     Entire Agreement

This Agreement and the Schedules and Appendix attached hereto set forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersede all prior agreements, arrangements and understandings, written or oral, among the parties.

Article 13.                                     Amendment, Modifications. etc.

No provision of this Agreement may be amended, modified or waived except in a writing signed by the parties hereto. No waiver of any provision hereto shall be deemed a continuing waiver unless it is so designated. No failure or delay on the part of either party in exercising any power or right precludes any other or further exercise thereof or the exercise of any other power or right.

Article 14.                                     Notices

Except as otherwise provided in this Agreement, all requests, demands or other communications between the parties or notices in connection herewith shall be in writing, hand delivered or sent by telex, telegram, cable, facsimile or other means of electronic communication agreed upon by the parties hereto addressed.

(a)                               If to the Sub-Administrator:

American United Life Insurance Company

Attn: John Swhear

One American Square, P.O. Box 368

Indianapolis, IN 46206

Telephone: 317-285-1869

Fax: 317-285-1470

(b)                              If to the Company:

Manning & Napier Advisors, Inc.

Attn: Corp. Secretary

290 Woodcliff Drive

Fairport, NY 14450

Telephone: 585-325-6880

Fax: 585-232-9079

Such addresses may be changed from time to time by any party by providing written notice in the manner set forth above. All notices shall be effective upon delivery.

Article 15.                                     Governing Law; Consent to Jurisdiction

Section 15.1 This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Indiana, without giving effect to conflicts of law principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

Section 15.2 [deleted]

Article 16.                                     Legal Relationship of Parties

The parties hereto agree that they are independent contractors and not partners or co-venturers or employees of each other, except that the Sub-Administrator shall be the agent of the Company to the extent described herein. The Sub-Administrator agrees that no shareholder, director, officer or employee of the Company or the Fund may be held personally liable for any obligation arising out of this Agreement.

Article 17.                                     Captions

The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Article 18.                                     Severability; Conflicts

If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. If there is any conflict between the provision in this Agreement and those of the prospectus and statement of additional information of any Fund, the prospectus and statement of additional information shall govern.

Article 19.                                     Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

Article 20.                                     Non-Exclusivity

Both parties acknowledge that either party may enter into similar agreements with other parties relating to providing similar services to the Company, the Funds or other open-ended investment companies.

IN WITNESS WHEREOF the parties have hereto affixed their hands and seals on the day and year first above written.

(Sub-Administrator)
AMERICAN UNITED LIFE INSURANCE COMPANY

By:	/s/ Terry W. Burns
Name:	Terry W. Burns
Title:	AUL Marketing

MANNING & NAPIER ADVISORS, INC.

By:	/s/ Michelle Thomas
Name:	Michelle Thomas
Title:	Corporate Secretary

APPENDIX A

Manning & Napier Fund, Inc.

Pro-Blend Maximum Term Series

Pro-Blend Extended Term Series

Pro-Blend Moderate Term Series

Pro-Blend Conservative Term Series

SCHEDULE A

DUTIES OF THE SUB-ADMINISTRATOR

The Sub-Administrator shall provide the following services:

1. Account Information

The Sub-Administrator shall maintain a record of the number of Shares held by the Accounts on behalf of each Plan and each of its Participants. The Sub-Administrator shall also maintain records of residence or company address and taxpayer identification number of each Participant. The Sub-Administrator shall immediately notify the Company in writing of any discrepancies between its records and the balances in the Fund/SERV account. In addition on each Business Day, the records of the Sub-Administrator shall reflect (a) all participant level transaction activity and (b) all Account level activity by the Plans, and all such information in (a) and (b) shall be reconciled and compared with the aggregate position in the Fund shares as reflected on Fund/SERV or manually on the transfer agents books if Fund/SERV is unavailable.

2. Participant Services

The Sub-Administrator shall investigate all inquiries from Participants and Plan Representatives relating to the Participants’ interests in the Accounts and shall respond to all communications from Participants and Plan Representatives and other persons having an interest in the Plan relating to the Sub-Administrator’s duties hereunder and such other correspondence as may from time to time be mutually agreed upon between the Sub-Administrator and the Fund.

3. Mailing Communications, Proxy Materials

The Sub-Administrator or Plan Trustee, at the request of the Sub-Administrator, shall forward to the appropriate Plan or its designee all reports to shareholders, dividend and distribution notices, and proxy materials for each of the Fund’s meetings of shareholders. In connection with meetings of shareholders, the Sub-Administrator or Plan Trustee, at the request of the Sub-Administrator, shall prepare with respect to Plans and/or Participants, as appropriate, shareholder lists, mail, and certify as to the mailing of proxy materials, process, and tabulate returned proxy cards, report or proxies voted prior to meetings, and certify Shares voted at meetings.

4. Sales of Shares

(a) Acceptance of Orders The Sub-Administrator shall, as agent for the Company on behalf of each Fund, receive for acceptance orders from Plans and/or Participant for the purchase of Shares each business day the New York Stock Exchange is open for regular business (“Business Day”) and stamp each order with the date and time received. The Sub-Administrator, or the Trustee at the direction of the Sub-Administrator, shall forward payment for the purchase of Shares by wire on the next Business Day following Trade Date (defined hereafter) to the Custodian of the Fund (“Custodian”). In addition, the Sub-Administrator shall, pursuant to such purchase instructions, coordinate with each Fund or its designees to issue the appropriate number of Shares and record such Shares in the appropriate account. Sub-Administrator shall only accept orders with respect to each Fund from those states approved by the Company.

(b)                                 Recordation of the Issuance of Shares The Sub-Administrator shall record the issuance of Shares held in separate accounts on behalf of each Plan, and within each separate account the Sub-Administrator shall maintain a record of the total number of Shares which are so issued, based upon data provided to the Sub-Administrator by the Funds’ transfer agent. The Sub-Administrator shall also provide each Fund or its designee with the total number of Shares which are held within such separate accounts issued and outstanding on behalf of each Plan or Account on ‘a daily basis. Such Shares shall be reflected on appropriate accounts maintained by the Sub-Administrator reflecting outstanding Shares beneficially attributed to the individual accounts of a Plan or Participants.

5. Transfer and Redemption

(a) Requirements for Transfer or Redemption of Shares The Sub-Administrator shall, as agent for the Company on behalf of each Fund, process all instructions from Participants or Plans relating to each separate account holding Shares in the Fund resulting in a transfer or redemption of Shares in accordance with the transfer or repurchase procedures set forth in each Fund’s then current prospectus and statement of additional information. The Sub-Administrator shall transfer or redeem Shares upon receipt of oral or written instructions or otherwise pursuant to the Fund’s then current prospectus and statement of additional information. Any cash redemption limitations applicable to the Fund shall apply at the Account level and not at the Plan or Participant level.

(b) Notice to Custodian and the Fund When Shares are redeemed, the Sub-Administrator shall, upon receipt of the instructions and documents in proper form, deliver to the Company and the Fund in such format as the Company and the Fund shall reasonably require, a notification setting forth the number of Shares to be redeemed. Such Shares shall be reflected on appropriate accounts maintained by the Sub-Administrator reflecting interests in outstanding Shares attributed to the individual accounts of a Plan or Participant.

(c) Payment of Redemption Proceeds The Sub-Administrator, or the Trustee at the direction of the Sub-Administrator, shall, upon receipt of the monies paid to it by the Fund for the redemption of Shares, pay such monies. The Sub-Administrator shall not process or effect any redemption with respect to Shares of a certain Fund after receipt by the Sub-Administrator of notification of the suspension of the determination of the net asset value of such Fund.

6. Procedures

The procedures to be followed by the Sub-Administrator for purchases, redemptions, and exchanges pursuant to Section 4 and 5 of this Schedule A shall be consistent with rule 22c-1 of the Investment Company Act of 1940 and as follows: For each Fund and for each Account maintained by the Sub-Administrator with such Fund, prior to 8:30 a.m. Eastern Time each Business Day, the Sub-Administrator shall transmit to each Fund an aggregate purchase or redemption order that reflects the “net” effect of all purchases or redemptions of Shares based upon instructions from the Plans (collectively, “Instructions”) received prior to 4:00 p.m. Eastern “ Time (or such earlier time to the extent the New York Stock Exchange closed prior to 4:00 p.m. on such day) on the preceding Business Day (that Business Day) (a “Trade Date”). Purchases or redemptions of Fund shares shall be deemed to have occurred as of the Trade Date to which the , order applies, if such Instructions were received prior to 4:00 p.m. Eastern Time (or such earlier time to the extent the New York Stock Exchange closed prior to 4:00 p.m. on such day) on a Trade Date (“Close of Trading”). In no event shall the Sub-Administrator accept Instructions on any Business Day with respect to requests by Participants that are communicated after the Close of Trading on the Business Day on which such Instructions are to be prepared. Instructions received in proper form by the Sub-Administrator after the Close of Trading on any Business Day shall be treated as if received on the next following Business Day. The Sub-Administrator will maintain, and have audited by an independent third party at least annually, controls and procedures relating to the processing of participant level transactions. Such audit will be made available upon request. The Sub-Administrator is, and will be responsible for reporting, whether daily, periodic, year-end, annual or special, to each Plan, and will assist each Plan in reporting to Participants and to applicable federal and state regulatory authorities. The Sub-Administrator is and will be responsible for the actual delivery to Plans of the proceeds of, and the collection of: all required withholding taxes from, all redemptions and the payment of all periodic sums withheld from such redemptions to the applicable federal and state taxation authorities.

The Sub-Administrator shall participate in and utilize Fund/SERV’s networking application when trading with the Fund in accordance with the procedures set forth herein. The Company shall transmit or make available via Fund/SERV, as applicable, to the Sub-Administrator: (i)·confirmations of instructions received from the Sub-Administrator, and (ii) share balances for each account in accordance with Fund/SERV’s networking guidelines. The Sub-Administrator will promptly review and verify this information on Fund/SERV and immediately advise the transfer agent in writing of any discrepancies between the Sub-Administrator’s records and the balance in the Fund/SERV account.

The Company and the Sub-Administrator will each promptly provide the other notice of any processing errors as well as any necessary corrections. The Sub-Administrator will cooperate with the Company to resolve any discrepancies as soon as reasonably practicable.

7. Pricing Information

The Company shall use its best efforts to provide to the Sub-Administrator by 6:00 p.m. eastern closing net asset value and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined at the close of regular trading each day that the New York Stock Exchange is open.

8. Dividends

Upon the declaration of each dividend and each capital gain distribution by the

Trustees with respect to Shares, the Company through Fund/SERV shall furnish to the Sub-Administrator information setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders entitled to payment shall be determined, the total amount payable per share to the shareholders of record as of that date, the total amount payable to the Sub-Administrator as nominee on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value or in cash. On the payment date specified in such resolution of the Trustees, the Fund, or its transfer agent, will pay to the Sub-Administrator an amount of cash equal to the dividends owed to the Participants or, if applicable, other distributions payable in cash; unless any such dividends shall be automatically reinvested.

9. Blue Sky Reports

If in the reasonable judgment of any Fund and as notified by the Company blue sky information is required by applicable state securities laws or the interpretation thereof by applicable regulatory authorities, the Sub-Administrator shall periodically prepare a report to each Fund in accordance with a system approved by the Fund, showing by state of residence all sales and redemptions of Shares by Participants.

SCHEDULE B

FEE SCHEDULE

The Company shall pay a fee with respect to each Fund, calculated daily and paid quarterly in arrears (upon the receipt and approval by the Company of an invoice generated by the Sub-Administrator pursuant to Section 2.1 of the Agreement) equal to 0.35% per annum of the daily net asset value of the total number of Shares of such Fund held in the Accounts. After the Company’s review of the Sub-Administrator’s invoice, to the extent of any discrepancies between the records of the Sub-Administrator and the Fund’s records, the fee shall be based upon the Fund’s records held by the Fund’s transfer agent. The Sub-Administrator shall be solely responsible for performing all work (including the calculation of any fees) necessary to prepare the invoice delivered to the Company hereunder. The fee shall be paid quarterly. The Company shall not pay more than the above stated fees for each Plan for which sub-administrator services are provided hereunder, irrespective of whether the Servicing Agent contracts with third parties with respect to the services provided hereunder. In addition, the Sub-Administrator acknowledges and agrees that to the extent the Company has paid or has been invoiced to pay any fees to a collecting entity (such as a recordkeeper) with respect to a particular Plan, the Company shall not be required to pay any amounts to the Sub-Administrator hereunder with respect thereto.

Sub-Administrator and the Company agree that the above percentages shall be lowered in an amount equal to one half of any reduction from the present levels of the Company’s “Management fee” (as disclosed in the Funds’ prospectus) received with respect to the Funds.* The Company shall provide reasonable notice to Sub-Administrator of any such reduction. To the extent the fees are reduced pursuant to the preceding, the revised fee rate contained in the notice shall apply to all assets serviced by Sub-Administrator pursuant to this Agreement upon the receipt by Sub-Administrator of notice of such a change.

With respect to all fulfillment materials (other than the Fund’s prospectus) disseminated by SubAdministrator to the Plans and Participants for which Sub-Administrator is providing services hereunder, (the “Fulfillment Materials”), the Company will timely send the quantity of such Fulfillment Materials requested to Sub-Administrator upon Sub-Administrator’s request. The Company shall deduct from any amounts owed to Sub-Administrator (or shall be reimbursed by Sub-Administrator to the extent such costs related to Fulfillment Materials exceeds Sub-Administrator’s fees) under this Schedule all reasonable third party printing costs as well as any shipping and handling costs directly related to the Fulfillment Materials. The Company shall provide to Sub-Administrator upon request backup information for which reimbursement is being sought by the Company hereunder.

* For example, if the Management fee of 1.00% for Pro Blend Extended Term Series is reduced to 0.90% then Sub-Administrator shall have its payment lowered from 0.35% to 0.30% (i.e. one half of the 0.10 percentage point reduction in the Management fee).

SCHEDULE A

Small Cap Series

World Opportunities Series
Life Sciences Series
International Series
Technology Series

New York Tax Exempt Series
Ohio Tax Exempt Series
Diversified Tax Exempt Series
Tax Managed Series

Equity Series

Overseas Series

Commodity Series

Financial Services Series

Core Bond Series

Core Bond Plus Series

Pro-Blend® Conservative Term Series

Pro-Blend® Moderate Term Series

Pro-Blend® Extended Term Series

Pro-Blend® Maximum Term Series